Exhibit 99.1

Charles F. Lowrey Elected to the Board of Directors of BNY

NEW YORK, Dec. 11, 2025/PRNewswire/ – BNY (NYSE: BK), a global financial services company, today announced that its Board of Directors has elected Charles F. Lowrey as an independent director, effective February 15, 2026. With the addition of Mr. Lowrey, BNY’s Board of Directors will have 12 directors, 11 of whom are independent.

“We are excited to welcome Charlie to our Board,” said Robin Vince, Chairman and CEO of BNY. “His experience leading a publicly traded, global financial institution and his deep expertise across banking, investment management and international operations will be a great asset to our company. I look forward to partnering with Charlie and the Board as we continue unlocking BNY’s full potential for our clients and shareholders.”

Mr. Lowrey has served as Executive Chairman of global financial services leader, Prudential Financial, Inc. since April 2025. Mr. Lowrey was previously the company’s Chief Executive Officer from December 2018 until March 2025 and Chairman from April 2019 until March 2025. Prior to these roles, he held leadership positions including head of Prudential’s International and U.S. businesses, as president and CEO of PGIM, Prudential’s global investment management business, and earlier as CEO of its real estate investment business.

Before joining Prudential in 2001, Mr. Lowrey was a managing director and head of the Americas for J.P. Morgan’s Real Estate and Lodging Investment Banking group, where he began his investment banking career in 1988 and earlier, was a managing partner of an architecture firm he founded in New York City.

Mr. Lowrey received his Master of Business Administration degree from Harvard University, master’s degree in architecture from Yale University and bachelor’s degree in architecture from Princeton University.

Media

Anneliese Diedrichs

+1 646 468 6026

anneliese.diedrichs@bny.com

Investors

Marius Merz

+1 212 298 1480

marius.merz@bny.com

BNY

BNY is a global financial services company that helps make money work for the world – managing it, moving it and keeping it safe. For more than 240 years BNY has partnered alongside clients, putting its expertise and platforms to work to help them achieve their ambitions. Today BNY helps over 90% of Fortune 100 companies and nearly all the top 100 banks globally access the money they need. BNY supports governments in funding local projects and works with over 90% of the top 100 pension plans to safeguard investments for millions of individuals, and so much more. As of September 30, 2025, BNY oversees $57.8 trillion in assets under custody and/or administration and $2.1 trillion in assets under management.

BNY is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Headquartered in New York City, BNY has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. Additional information is available on www.bny.com. Follow on LinkedIn or visit the BNY Newsroom for the latest company news.